Filed with the Securities and Exchange Commission on May 31, 2005

Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	16-1229730

State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

28 Main Street East, Suite 1525
Rochester, New York 14614
(585) 325-3610
(Address and telephone number of principal executive offices)

Patrick White
Chief Executive Officer
Document Security Systems, Inc.
28 Main Street East, Suite 1525
Rochester, New York 14614
(585) 325-3610
(Name, address, and telephone number of agent for service)

Copies to:
Brian C. Daughney, Esq.
Goldstein & DiGioia LLP
45 Broadway – 11th Floor
New York, New York 10006
Phone: (212) 599-3322
Fax: (212) 557-0295

Approximate date of commencement of sale to the public: as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check here.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Shares of common stock, $.02 par value	108,290	$9.20	$996,268	(1)	$117.26

Total (2)	108,290		$996,268		$117.26

(1) Calculated pursuant to Rule 457(c), based upon the average of the high ($9.30) and low ($9.10) price of our common stock on the American Stock Exchange on May 25, 2005 ($9.20 per share).

(2) This Registration Statement shall also cover an indeterminate number of shares of common stock pursuant to Rule 416, which may become issuable by reason of any stock dividend, stock split or other similar transaction, which may result in an increase in the number of the outstanding shares of common stock of Document Security Systems, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE OR OTHER JURSIDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated May 31, 2005

PROSPECTUS

DOCUMENT SECURITY SYSTEMS, INC.
108,290 Shares
of Common Stock

This is a public offering of 108,290 shares of our common stock by the selling shareholders described in this prospectus. We are not offering any shares for sale and we will not receive any of the proceeds from the sale of these shares. The shares will be sold, if at all, at prevailing market prices for our common stock or at prices negotiated by the selling shareholders. See “Selling Shareholders” commencing on page 18.

Our common stock currently trades on the American Stock Exchange under the symbol DMC. On May 25, 2005, the closing price of our common stock was $9.10 per share.

Investing in our common stock involves risks. See “Risk Factors” on pages 10 to 15. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any different information.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is dated ____, 2005

Document Security Systems has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in Document Security Systems’ condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this Prospectus speak only as of their date, except where they specify that other dates apply. The information in this Prospectus may not be complete and may be changed. The selling shareholders may not sell any securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to purchase or exercise these securities and it is not soliciting an offer to purchase or exercise these securities in any state or other jurisdiction where the purchase or exercise is not permitted.

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PROSPECTUS SUMMARY

This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein.

Business of the Company

Document Security Systems, Inc. (“we”, “us”, “Document Security”, “DSS”) develops licenses and sells anti-counterfeiting technology and products. We are a reporting company under the Securities and Exchange Act of 1934 and our common stock trades on the American Stock Exchange under the symbol “DMC.” Prior to April 22, 2004, our common stock traded on the Over the Counter Bulletin Board under the symbol DCSS. Until the third calendar quarter of 2002, as New Sky Communications, Inc. (trading symbol: NSCI) we developed and produced theatrical motion pictures and home video cassettes. We were originally organized in 1984 in New York State under the name Thoroughbreds U.S.A., Incorporated.

We operate through three wholly-owned subsidiaries, Thomas A. Wicker Enterprises, Inc., Lester Levin Inc. and Document Security Consultants Corp, and one 51% owned subsidiary, Imperial Encryptions, Inc., all of which were acquired in the third and fourth quarters of calendar year 2002. We entered into the anti-counterfeiting and document security businesses as a result of these acquisitions. To date we have generated minimal revenue through several sources which are:

•      Royalties and Licensing fees

•      Printing and Copying Sales

•      Legal Supply Sales

•      Safety Paper Sales

Our Core Products, Technology and Services

Our core business is counterfeit document prevention, including government issued documents, currency, private corporate records and securities. Our business plan is aimed at profiting from our technologies and trade secrets through manufacturing and licensing arrangements. We also offer our verification technology to authenticate originals from forgeries. We currently have exclusive and complete ownership of 21 technologies for which patent applications have been made in the United States and 133 other countries through the Patent Cooperation Treaty. These proprietary technologies as expected to provide us with nearly all of our total technology revenue. We also have acquired the complete ownership interests in 3 U.S. patents, a European Patent Office patent that covers 13 European countries, and one Canadian patent for document anti-counterfeit and anti-fraud technology.

In 2004 we trademarked the name AuthentiGuard™ for our various technologies and products. Our full commercial product suite now includes: AuthentiGuard™ Block-Out, AuthentiGuard™ Pantograph 4000, AuthentiGuard™ ObscuraScan, AuthentiGuard™ Prism®, AuthentiGuard™ Survivor 21, AuthentiGuard™ Laser Moiré, and AuthentiGuard™ VeriGlow, AuthentiGuard™ Concentric Fine Lines, AuthentiGuard™ MicroPerf, and AuthentiGuard™ Phantom.

Our primary anti-counterfeiting technologies, marketed under the following trade names, are summarized below:

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• AuthentiGuard™ Laser Moiré Technology	Process prevents desktop scanners from imaging documents into computers and software. The technology is embedded into whatever the user wishes to protect from duplication and theft, such as photographs, portraits and backgrounds of currencies or documents. When the document is scanned that contains this hidden security technology, the resulting scan is moiréd and/or pixilated, in which bars are placed over the image, and colors appear as rainbow wavy-like distortions, which renders the resulting image unusable. Laser Moiré can protect ID cards, photographs, prints, original art, currency, drivers’ licenses, postage stamps, tickets, labels, and brand packaging.

• AuthentiGuard™ Prism Technology	An authentication technology that indicates whether a document is genuine, as opposed to indicating whether it is an unauthorized copy. Prism requires the use of our proprietary handheld plastic verifier. When the verifier is held over a document or image, a multi-color hidden word, symbol, or image is displayed. This technology can hide warning words, codes, logos, images, and symbols into two-color and full color process printed documents. A counterfeiter cannot capture the hidden image when creating a forgery. Therefore, when a handheld plastic verifier is placed over the counterfeited document, the hidden verification image is absent, thereby alerting the user the document is a fake. This technology protects verification forms such as spare parts, packing slips, checks, currency, licenses, travelers’ checks, legal documents, tickets, labels, brand packaging, and any full color images such as art prints or color pictures of any sort.

• AuthentiGuard™ Pantograph 4000	A patented security feature that alerts users that counterfeiting has taken place. Hidden alert words such as “VOID,” “COPY,” or “UNAUTHORIZED COPY,” or bar codes, logos, or other custom images appear when a handheld verifier is placed on a paper containing the technology or when the secured document is copied, scanned, faxed or reproduced in any form. Utilized with our Safety Paper. Customers that may utilize this product include: governments, printers, publishers, schools, financial services providers, pharmaceutical companies, hospitals, engineers and manufacturers. This line of security paper has been approved by several states for writing prescriptions for controlled substances. Any printable surface can utilize the technology such as paper text and cover, Teslin, PVC, Tyvek and cardboard packaging. This technology has been used for gift certificates, school transcripts, coupons, tickets, checks, packing slips, receipts, schematic drawings, plans, music, scripts, training manuals, business plans, internal memos, letterhead, legal forms, prescription pads, and any other sensitive documents. In 2004 we entered into a North American exclusive paper distribution agreement for our newest Safety Paper, containing Pantograph 4000, with Boise White Paper LLC, a multi-billion dollar distribution company.

• AuthentiGuard™ Survivor 21	A new technology that verifies the authenticity of electronic check scans which were outlined by the Federal Reserve in a voluntary program called “CHECK 21” . This is the latest in our line of pantograph backgrounds that is used exclusively on financial instruments, such as checks. This new program allows banks to end the daily manual sorting and distribution of checks and replace it with scanned images. We built our Survivor 21 icon with our technology and when a check is printed with this feature it is invisible to the human eye but when the check is scanned for transmittal to the originating bank, our icon appears on the scan. A joint test of this technology with the NCR Corporation was completed in 2004 and provided our company with test samples for our research.

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• AuthentiGuard™ ObscuraScan	A color separation multiplier technology that protects against the counterfeiting of any process color document, package, image or label. We have developed a way of embedding a hidden technology that severely alters images so that printing plates or digital color separations for the four-color process are distorted and therefore unable to re-create the full color image. Our technology multiplies the intensity of the scans for the four primary colors, yellow, magenta, cyan and black which are necessary in producing a full color image. A normal color separation may contain the following percentages of color intensity; 12% yellow, 24% magenta, 19% cyan and 23% black. Our technology magnifies the density of these scans, thus creating a 65% yellow, 71% cyan, 34% magenta and 81% black. When the counterfeiter produces his counterfeits with these settings, the output is a muddy, dark unusable blend of colors. Chattering wavy lines are also produced causing even more distortion.

• AuthentiGuard™ Block-Out Anti-Color Copy Technology	Also called the “anti-color reproduction system” . This system prevents color copiers and photo processors from replicating any image that contains our patented block-out image. Our patented copy distortion image triggers a mechanism built by the Omoron Corporation. This trigger mechanism is housed in most color copier models and color photo processors built after 1997. On some models a solid black or barred image is produced. On other color copiers, no copy at all is produced. This technology is capable of being integrated into and protecting highly sensitive government documents such as currency, car titles, passports and licenses as well as checks, travelers’ checks, postage stamps, photographs, original art and brand packaging.

• AuthentiGuard™ Microperf Embedded PerfImage	Technology that can be placed on vital records, documents, packaging or currency and is a micro sized perforation in the shape of a word or image that cannot be removed or altered in any way thereby protecting the authenticity of the original document. A special secure perf plate containing the technology is created with the technology and is applied by a press during the actual printing of the original item. The MicroPerf could replace holographs since they pass the currency crush tests and are a much more controlled technology than the world-wide availability of holographs.

• AuthentiGuard™ Phantom Embossment	Technology that is placed on vital records, documents, packaging or currency. This technology is an embossment of a word or image that can only be seen when the protected item is tilted on a particular angle. When the ghosting appearance becomes visible, it verifies the authenticity of the item. Absence of the phenomena indicates a counterfeit. A special secure Embossment plate containing the technology is created with the technology and is applied during or after the printing process. The Phantom can only be seen when the user tips the protected package, label, currency or document at a particular angle, thus revealing the hidden word, code or symbol. The counterfeiter cannot scan the image since it is not visible by the scanner, thereby making it impossible for the counterfeiter to duplicate the ghosting effect.

• AuthentiGuard™ VeriGlow Invisible Code Image	Technology that is placed on vital records, documents, packaging or currency and is an invisible area of the document that can only be seen and revealed with our viewing system. The invisible image appears with the viewing system, and its hidden code or image is revealed with a special reading device. This is a two layer security product. First, the invisibility makes it impossible for the counterfeiter to capture or scan the image and secondly, the counterfeiter would have to have the de-coder reading device which releases the hidden code from the invisible area. This technology can be applied during the printing process or it can be applied to pre-printed items. The technology is slated for the protection of world wide currency and pharmaceutical packaging.

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Revenue Sources

Our core document security business segment has or is intended to have the following revenue sources:

•       Licensing Fees and Royalties – generally a one-time licensing fee with continuing periodic quarterly or annual royalties based on a percentage of sales or a per piece royalty, subject to, in some cases, a minimum payment.

•       Sales of blank SAFETY PAPER – blank Safety Paper is sold through our exclusive distribution agreement with Boise White Paper LLC to wholesale paper distributors and printers throughout North America under the brand name “Boise Beware.” We sell the same Safety Paper to end users anywhere in the world and paper distributors and printers outside North America. We also sell custom Safety Paper throughout the world.Boise White Paper LLC is developing a retail sales strategy for the product. Pricing is determined on mark-up from cost.

The revenue we receive from our commercial printing operation is viewed by us as a convenient means to reduce the cost of maintaining our research and development facilities. As to revenues we receive from the sale of legal supplies, other than the sale of Safety Paper, we consider this a source that is unrelated to our core business operation, as well as our former motion picture operations, from which we occasionally obtain distribution fees.

We expect to exploit our anti-counterfeiting technology and trade secrets through licensing arrangements with potential customers, including government entities and private companies. Our technology can be utilized in protecting against counterfeiting and unauthorized copying or creation of many different forms of documents, including corporate documents such as internal reports or memorandums, paper currency, identification records and securities. Further, we also currently derive revenue through sales in our Legal Store business. We do not expect this business to be a primary source of revenue in the long term.

We also expect to increase our efforts to protect our technology rights. These efforts may include commencing litigation against persons, corporations or government agencies which we believe are infringing upon our rights. These efforts, if successful, could result in revenue emanating from license agreements which we may obtain from these persons.

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Technology Ownership

In February 2005, we consolidated our ownership of the Wicker Family based technologies. At that time, we completed the purchase of economic interests and actual ownership from approximately 40 persons and entities in technologies that the Wicker Family and/or licensed has sold over several decades. The technology related to these interests include patent rights and trade secrets in certain document anti-fraud and anti-counterfeiting technology. Document Security Systems was a partial owner or licensee of the technology prior to the completion of the transaction. Prior to completion of the transaction, there were approximately 49 interest holders (other than the Wicker Family) with varying degrees of ownership in the technology. Some interest holders held net rights, others held gross rights and others actual legal ownership and/or expansive licensing rights to the technology. See further discussion below under “Recent Events – Consolidation of Technology Interests.”

We have also entered into a definitive agreement with the Wicker Family which provides that we have obtained the legal ownership of the same technology (including patent ownership rights) previously held by the Wicker Family. The members of the Wicker Family executing the agreement were The Estate of Ralph Wicker, Mary Wicker, Thomas Wicker, David Wicker, Christine Wicker, Kenneth Wicker and Michael Caton. Thomas Wicker serves as an officer and director of Document Security, and his brother, David Wicker, is an officer of Document Security. The agreement with the Wicker Family provides that we will retain 70% of the future economic benefit derived from the exploitation of the technology, which may include licensing or royalty rights, patent or other infringement suits or enforcement actions, and the Wicker Family will receive 30% of such economic benefit, on a gross basis. The Wicker Family may not enter into any new assignments or licenses with respect to the technology. The Wicker Family members did not receive any of our securities in connection with this transaction.

As discussed below, we did not reach an agreement with approximately 9 interest holders of the patents and related technology. Accordingly, we cannot be assured that such other persons may not develop the technology and exploit it in direct competition with us. Management believes, however, that our research and development efforts have resulted in trade secrets which provide us with competitive advantages in the development of products, and two of our executive officers, Thomas Wicker and David Wicker, have been intimately involved with development of the patents and technologies and have entered into employment and non-competition agreements with us.

Recent Events

Consolidation of Technology Interests

Effective February 25, 2005, we completed the purchase of various legal ownership and economic interests in certain technology (consisting of patents, license rights and trade secrets) from 40 persons and entities (referred to as the “Interest Holders”) who had purchased these interests in the technology from the original inventors of the technology, Ralph C. Wicker (deceased) and members of his family the Wicker Family. The technology related to these interests included patent rights and trade secrets in certain document anti-fraud and anti-counterfeiting technology. We were a partial owner or licensee of the technology prior to the completion of the transaction. Prior to completion of the transaction, there were 49 interest holders (other than the Wicker Family) with varying degrees of ownership in the technology. Some Interest Holders held “net” rights, others held “gross” rights and others actual legal ownership and/or expansive licensing rights to the technology.

We had sought to purchase these interests in order to centralize the ownership of the technology utilized in our business, which we believe will allow for more coordinated protection and enforcement of the technology rights, and allow for greater exploitation of the rights. We were not able to reach an agreement with 7 Interest Holders and are continuing negotiations with two additional Interest Holders. Any gross or net Interest Holder who does not or has not completed the transaction with us will continue to maintain the rights under their original license agreements with the Wicker Family.

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The “net” Interest Holders have no legal ownership in the technology; rather they are only entitled to receive “net profits” from the sale and licensing of the relevant technology. Net profits is generally defined in the net agreements as cash funds remaining after payment of reasonable operating expenses from monies received from the licensing of the technology or patents covered by the net agreements. Each net royalty interest holders received 3,000 shares of our stock for every 1% net royalty interest owned (pro rated accordingly) in exchange for the surrender of all of their respective current rights, title, and interest in such net royalty interests. We issued a total of 168,313 shares of our common stock for the exchange of interests with the net Interest Holders.

Similar to the net Interest Holders, the “gross” Interest Holders have no legal ownership in the technology. These holders are instead entitled receive “gross profits” or “gross revenue” from the sale and licensing of the relevant technology. “Gross profits” or “gross revenue” is generally defined in the agreements as all income and consideration from all commercialization, sale, exchange, license, lease or other disposition of any right, title or interest of the technology, including royalties, license payments or purchase amounts. All gross royalty Interest Holders received 5,000 shares of our common stock for every 1% gross royalty interest owned (pro rated accordingly) in exchange for the surrender of all of their respective current rights, title, and interest in such gross royalty interests. We issued a total of 22,147 shares of our common stock for the exchange of interests with the gross Interest Holders.

There were also several individuals and entities which held legal or beneficial ownership interests in the technology (including United States and foreign patent ownership rights) in addition to their “gross” or “net” interests, or had superior licensing rights to use the technology and future technology which might have been invented by DSS or the members of the Wicker family. These persons and entities received an aggregate of 351,000 shares of our common stock in exchange for their various rights.

As part of the transactions, the Interest Holders agreed to a non-competition agreement. This non-competition agreement provides that the Interest Holders will not, for a period of 2 years, compete with us in the business of anti-counterfeiting technology. The Wicker Family members agreed to a five year non-competition term.

In total, we issued an aggregate of 541,460 shares of our common stock for the rights of the Interest Holders who accepted the offer. These shares are “restricted securities” within the meaning of Rule 144 of the Securities Act of 1933. We relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities. We had commenced the offer to the Interest Holders on January 26, 2005. The value of the shares of common stock was determined based upon the price of our common stock on February 15, 2005. Based upon the closing price of the shares of our common stock on the American Stock Exchange on February 15, 2005 ($7.25 per share), the total aggregate cost of the acquisition of the interests from the Interest Holders was approximately $3,925,000. The securities issued to the Interest Holders are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, and the applicable state securities laws, pursuant to registration or exemption therefrom. We agreed with the Interest Holders that we would file a registration statement under the Securities Act of 1933 to allow for the resale by them of up to 20% of the shares received by them through the buyout. We are filing the registration statement of which this prospectus forms a part in satisfaction of our obligations under our agreements with the Interest Holders.

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About Us

Our principal address is 28 Main Street East, Suite 1525, Rochester, New York 14614 and our telephone number is (585) 232-1500.

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The Offering

Common stock offered by selling shareholders	108,290 shares

Common stock to be outstanding after the offering based on shares outstanding on May 25, 2005	12,154,609 shares

American Stock Exchange Symbol	DMC

Use of Proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling security holders listed in this prospectus under “Selling Security Holders” beginning on page 18.

Risk Factors	An investment in our securities is subject to numerous risks. Investors should be able to bear the loss of their entire investment. See “Risk Factors”.

The total of 12,154,609 shares of common stock to be outstanding after this offering, as of May 25, 2005 excludes:

•      200,000 shares reserved for issuance under our 2004 Employee Option Plan, of which 123,000 options have been issued.

•      100,000 shares reserved for issuance under our Director Option Plan, of which 36,250 options have been issued.

•      854,376 shares reserved for issuance pursuant to outstanding warrants to purchase shares of our common stock.

This is a continuous offering and is not being underwritten by any securities brokerage firm. We cannot predict when or if any of the selling shareholders will sell their shares or exercise warrants that entitle them to purchase and possibly sell shares underlying the warrants. This offering assumes that the selling shareholders will exercise all warrants they hold for purchase of our common stock.

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RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding whether to invest in our common stock.

We have a limited operating history with our business model, which limits the information available to you to evaluate our business.

Since our inception in 1984, we have accumulated deficits from historical operations of approximately $7,900,000 at December 31, 2003, which has increased to approximately $9,550,000 at December 31, 2004. The bulk of those deficits were mainly derived from the previous movie production business organization that preceded our document security technology business. Our current business is based upon technology and assets that we have acquired only since July 2002. We have had minimal revenues generated to date from this technology. We have continued to incur losses since we began these new operations. Also, you have limited operating and financial information relating to this new business to evaluate our performance and future prospects. Due to the change in our business model since July2002, we do not view our historical financials as being a good indication of our future. We face the risks and difficulties of a company going into a new business including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks, and the failure to do so could have a material adverse effect on our business, financial condition and operating results.

We are not the exclusive owner of certain of our technology, including patented technology and others may develop competing products or claim rights to license fees or royalties.

As of the date of this Prospectus, we have non-exclusive ownership interests in United States patents No. 5,707,083, 5,735,547 and 5,018,767 and the European patent No. 0455750. These patents were originally developed by the Wicker Group, which was founded by Mr. Ralph Wicker, the father of Thomas and Dave Wicker. Other persons own “gross” and “net” interests in these patents. As described above, we recently consummated a “buyout” of the royalty obligations owed to 40 of these persons. However, there are 9 interests holders with whom we did not reach an agreement and who continue to hold their ownership and/or royalty interests. As a result, these persons may develop competing products and services based upon certain of the technology that we utilize. These persons may also claim that they are entitled to royalties or license fees from products developed by us. The development and marketing of other products may adversely impact our ability to compete in the market place, or to successfully obtain preferential pricing on our products. Further, claims by other owners of the patents could result in litigation against us, increase costs of litigation, or reduce our profitability. There can be no assurance that others may not be successful in their claims.

Current litigation may affect our technology rights and plan of operation.

On January 31, 2003, we commenced an action entitled New Sky Communications, Inc., As Successor-In-Interest To Thomas M. Wicker, Thomas M.Wicker Enterprises, Inc. And Document Security Consultants V. Adler Technologies, Inc. N/K/A Adlertech International, Inc. And Andrew Mctaggert (United States District Court, Western District Of New York Case No.03-Cv-6044t(F)) regarding certain intellectual property in which our company has an interest. We commenced this action alleging various causes of action against Adler Technologies, Inc. and Andrew McTaggert for breach of contract, breach of the duty of good faith and fair dealing and various business torts. Adler distributes and supplies anti-counterfeit currency devices and McTaggert is a principal of, and the primary contact at, Adler. Adler had entered into several agreements with Thomas M. Wicker Enterprises and Document Security Consultants, both of which we acquired in 2002. These agreements, generally, authorized Adler to manufacture in Canada our “Checkmate®” patented system for verifying the authenticity of currency and documents. Other agreements were entered into between the parties and Thomas Wicker regarding other technology owned by Wicker and assigned to us including “Archangel,” an anti-copy technology, and “Blockade,” which creates a wave pattern on documents when they are reproduced or scanned. It is our contention that Adler has breached these agreements, failed to make an appropriate accounting, and may have exceeded the scope of its license. Adler has denied the material allegations of the complaint and has counterclaimed against our company, claiming it (Adler) owns or co-owns or has a license to use certain technologies of ours, including several U.S. patents. If Adler is successful it may materially affect us, our financial condition, and our ability to market certain technology.

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If we are unable to adequately protect our intellectual property, our competitive advantage may disappear.

Our success will be determined in part by our ability to obtain United States and foreign patent protection for our technology, to enforce our existing rights and to preserve our trade secrets. Because of the substantial length of time and expense associated with developing new document security technology, we place considerable importance on patent and trade secret protection. Our ability to compete and the ability of our business to grow could suffer if these rights are not adequately protected. There can be no assurance that our patent applications will result in patents being issued or that current or additional patents will afford protection against competitors. We also may be required to enforce our technology rights in order to protect them from infringement. Enforcing technology and intellectual property can be quite expensive and time consuming. We may not have adequate funds to enforce our rights and there can be no assurance that we will be successful in any such effort. We also rely on trade secrets that are not patented. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our proprietary technology.

We may face intellectual property infringement or other claims against us or our customers that could be costly to defend and result in our loss of significant rights.

Although we have received U.S. Patents and a European Patent with respect to certain technologies of ours, there can be no assurance that these patents will afford us any meaningful protection. We intend to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with our employees to establish and protect the ideas, concepts and documentation of software and trade secrets developed by us. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the software we have developed. Although we believe that our use of the technology and products we developed and other trade secrets used in our operations does not infringe upon the rights of others, our use of the technology and trade secrets we developed may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets we developed or refrain from using same. We may not have the necessary financial resources to defend any infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us. Moreover, if the patents, technology or trade secrets we developed or use in our business are deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us. As we continue to market our products, we could encounter patent barriers that are not known today. A patent search will not disclose applications that are currently pending in the United States Patent Office; and there may be one or more such pending applications that would take precedence over our applications.

Furthermore, since the date of invention (and not the date of application) governs under U.S. patent law, future applications could be filed by another party, which would preempt our position. While we have taken and continue to take steps to become aware of related technical developments, there can be no assurance that we will not encounter an unfavorable patent situation. Other parties may assert intellectual property infringement claims against us or our customers, and our products may infringe the intellectual property rights of third parties. If we become involved in litigation, we could lose our proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management’s attention from our business. If there is a successful claim of infringement, we may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all. This could prohibit us from providing our products and services to customers.

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If our products and services do not achieve market acceptance, we may not achieve our revenue and net income goals in the time prescribed or at all.

We are at the very early stage of introducing our document security technology and products to the market. If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve our revenue and net income goals within the time we have projected, or at all, which could have a material adverse effect on our business. As a result, the value of your investment could be significantly reduced or completely lost.

We cannot assure you that a sufficient number of such companies will demand our products or services or other document security products. In addition, we cannot predict the rate of market’s acceptance of our document security solutions. Failure to maintain a significant customer base may have a material adverse effect on our business.

The results of our research and development efforts are uncertain and there can be no assurance of the commercial success of our products.

We believe that we will need to continue to incur research and development expenditures to remain competitive. The products we currently are developing or may develop in the future may not be technologically successful. In addition, the length of our product development cycle may be greater than we originally expect and we may experience delays in future product development. If our resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products.

Changes in document security technology and standards could render our applications and services obsolete.

The market for document security products, applications, and services is fast moving and evolving. Identification and authentication technology is constantly changing as we and our competitors introduce new products, applications, and services, and retire old ones as customer requirements quickly develop and change. In addition, the standards for document security are continuing to evolve. If any segments of our market adopt technologies or standards that are inconsistent with our applications and technology, sales to those market segments could decline.

The market in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with greater market presence and financial resources.

Our market is highly competitive and characterized by rapid technological change and product innovations. Our competitors may have advantages over us because of their longer operating histories, more established products, greater name recognition, larger customer bases, and greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the promotion and sale of their products. Competition may also force us to decrease the price of our products and services. We cannot assure you that we will be successful in developing and introducing new technology on a timely basis, new products with enhanced features, or that these products, if introduced, will enable us to establish selling prices and gross margins at profitable levels. Although several potential competitors have expressed an interest to us in forming marketing alliances, there can be no assurance that we will undertake such efforts or if undertaken, such efforts will prove profitable.

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If we fail to retain our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success depends upon the continued service of our executive officers and other key sales and research personnel who possess longstanding industry relationships and technical knowledge of our products and operations. The loss of any of our key employees, in particular, Patrick White, our President, Chief Executive Officer and Chief Financial Officer; Thomas Wicker, our Vice-President of Research and Development; and David Wicker, our Vice-President of Operations, could negatively impact our ability to pursue our growth strategy and conduct operations. Although we believe that our relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to us in the future. We have extended our employment agreements with Patrick White to June 2009. We have also extended our employment agreements with Thomas Wicker and David Wicker to June 2007. There can be no assurance that these persons will continue to agree to be employed by us after such dates.

We intend to hire a Chief Financial Officer for our company and believe that our ability to obtain a qualified Chief Financial Officer is material to our future success. We also must continue to hire other highly qualified individuals. Our failure to attract, train and retain management and technical personnel could adversely affect our company’s ability to grow and to develop new products or product enhancements now and in the future.

If we do not successfully expand our sales force, we may be unable to increase our revenues.

We must expand the size of our marketing activities and sales force to increase revenues. We continue to evaluate various methods of expanding our marketing activities, including the use of outside marketing consultants and representatives and expanding our in-house marketing capabilities. Going forward, we anticipate an increasing percentage of our revenues to come from the licensing of our newer technologies, where profit margins are significantly higher than those provided by Safety Paper. If we are unable to hire or retain qualified sales personnel, if newly hired personnel fail to develop the necessary skills to be productive, or if they reach productivity more slowly than anticipated, our ability to increase our revenues and grow could be compromised. The challenge of attracting, training and retaining qualified candidates may make it difficult to meet our sales growth targets. Further, we may not generate sufficient sales to offset the increased expense resulting from expanding our sales force or we may be unable to manage a larger sales force.

Future growth in our business could make it difficult to manage our resources.

Our anticipated business expansion could place a significant strain on our management, administrative and financial resources. Significant growth in our business may require us to implement additional operating, product development and financial controls, improve coordination among marketing, product development and finance functions, increase capital expenditures and hire additional personnel. There can be no assurance that we will be able to successfully manage any substantial expansion of our business, including attracting and retaining qualified personnel. Any failure to properly manage our future growth could negatively impact our business and operating results.

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We cannot predict our future capital needs and we may not be able to secure additional financing.

We may need to raise additional funds in the future to fund more aggressive expansion of our business, complete the development, testing and marketing of our products, or make strategic acquisitions or investments. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that these funds will be available for us to finance our development on acceptable terms, if at all. Such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

There are restrictions on the transferability of, and there is a limited public market for, our common stock.

You should be aware of the long-term nature of your investment. There is a limited public trading market for the common stock. The registration for resale of a large number of additional shares, such as the shares being sold pursuant to this Prospectus, could adversely impact the prices for our common stock. Accordingly, you may be required to bear the economic risks of an investment in our securities for an indefinite period of time.

We do not intend to pay cash dividends.

We do not intend to declare or pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends on our common stock is subject to the discretion of our Board of Directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our Board of Directors deems relevant.

Provisions of our certificate of incorporation and agreements could delay or prevent a change in control of our company.

Certain provisions of our certificate of incorporation may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

•     Authority of the Board of Directors to issue preferred stock.

•     Prohibition on cumulative voting in the election of directors.

By further increasing the number of shares of our common stock that may be sold into the market, this offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

On February 25, 2005, we issued an aggregate of 561,460 shares of our common stock to the selling shareholders and agreed to register for resale up to 20% of the common stock issued to such persons (108,290 shares). All of the 108,290 shares of common stock will be freely saleable beginning on the date that the registration statement of which this prospectus forms a part is declared effective by the Commission. The 108,290 shares covered by this prospectus represent less than 1% of the total number of our shares of common stock that are issued and outstanding as of May 25, 2005. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell our equity securities in the future.

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The exercise of our outstanding options and warrants may depress our stock price.

As of May 25, 2005, there were outstanding the following options and warrants:

•	Stock options to purchase an aggregate of 159,250 shares of common stock at exercise prices ranging from $2.20 to $7.75 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is $6.50.

•	Immediately exercisable warrants to purchase an aggregate of 854,376 shares of common stock at exercise prices ranging from $2.00 to $5.00 per share. The weighted average exercise price of the outstanding warrants is $4.40.

To the extent that these securities are exercised, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of these securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by those securities.

We have sold restricted shares which may depress our stock price when they are sellable under Rule 144.

As of May 25, 2005, there were 12,154,609 shares of restricted common stock currently outstanding, including the shares being registered for resale pursuant to this Prospectus, which may be deemed “restricted securities” as that term is defined under the Securities Act of 1933 (the “Act”), and in the future, may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption. Rule 144 provides, that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of our then outstanding common stock or the average weekly trading volume of the common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of ours and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Sales of our common stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of our securities. In addition, the sale of shares by officers and directors and other affiliated shareholders, may also have a depressive effect on the market for our securities.

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FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” and similar expressions. Our actual results could differ materially from those included in forward-looking statements. Factors that could contribute to these differences include those matters discussed in “Risk Factors” and elsewhere in this prospectus.

In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions, or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

The cautionary statements made in this prospectus are intended to be applicable to all forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

USE OF PROCEEDS

All of the shares sold in this offering will be sold by certain holders of our common stock. We will not receive any proceeds directly from the sale of the shares offered in this prospectus.

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SELLING SHAREHOLDERS

Summary

Set forth below is a summary of the circumstances that led to the issuance to the listed selling security holders of shares of our common stock covered by this prospectus.

Consolidation of Technology Interests

Effective February 25, 2005, we completed the purchase of various legal ownership and economic interests in certain technology (consisting of patents and trade secrets) from 40 persons and entities (referred to as the “Interest Holders”) who had purchased these interests in the technology from the original inventors of the technology, Ralph C. Wicker (deceased) and members of his family the Wicker Family. The technology related to these interests included patent rights and trade secrets in certain document anti-fraud and anti-counterfeiting technology. We were a partial owner or licensee of the technology prior to the completion of the transaction. Prior to completion of the transaction, there were 49 interest holders (other than the Wicker Family) with varying degrees of ownership in the technology. Some Interest Holders held “net” rights, others held “gross” rights and others actual legal ownership and/or expansive licensing rights to the technology. As described in greater detail elsewhere in this prospectus, we had sought to purchase these interests in order to centralize the ownership of the technology utilized in our business, which we believe will allow for more coordinated protection and enforcement of the technology rights, and allow for greater exploitation of the rights.

As described in greater detail elsewhere in this prospectus, we issued shares of our common stock to different classes of Interest Holders as follows:

•	Each net royalty Interest Holder received 3,000 shares of our stock for every 1% net royalty interest owned (pro rated accordingly) in exchange for the surrender of all of their respective current rights, title, and interest in such net royalty interests. We issued a total of 168,313 shares of our common stock for the exchange of interests with the net Interest Holders.

•	Each gross royalty Interest Holder received 5,000 shares of our common stock for every 1% gross royalty interest owned (pro rated accordingly) in exchange for the surrender of all of their respective current rights, title, and interest in such gross royalty interests. We issued a total of 22,147 shares of our common stock for the exchange of interests with the gross Interest Holder.

•	There were also several individuals and entities which held legal or beneficial ownership interests in the technology (including United States and foreign patent ownership rights) in addition to their “gross” or “net” interests, or had superior licensing rights to use the technology and future technology which might have been invented by DSS or the members of the Wicker family. These persons and entities received an aggregate of 351,000 shares of our common stock in exchange for their various rights.

In these transactions, we issued an aggregate of 541,460 shares of our common stock for the rights of a total of 42 Interest Holders who accepted the offer. These shares are “restricted securities” within the meaning of Rule 144 of the Securities Act of 1933. We relied upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof in connection with the issuance of the securities. We had commenced the offer to the Interest Holders on January 26, 2005. The value of the shares of common stock was determined based upon the price of our common stock on February 15, 2005. Based upon the closing price of the shares of our common stock on the American Stock Exchange on February 15, 2005 ($7.25 per share), the total aggregate cost of the acquisition of the interests from the Interest Holders was approximately $3,925,000. The securities issued to the Interest Holders are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, and the applicable state securities laws, pursuant to registration or exemption therefrom. We are filing the registration statement of which this prospectus forms a part in satisfaction of our obligations under our agreements with the Interest Holders.

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Selling Shareholders Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under Rule415 of the Securities Act. The shares offered for resale under this prospectus are being registered for resale by selling security holders of Document Security Systems, Inc. who presently hold such shares or may acquire such shares in the future upon the exercise of warrants, or the transferees of such selling security holders. Such persons may resell from time to time all, a portion, or none of such shares. In addition, the selling shareholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The following table (and the footnotes below) sets forth information as to each of the selling shareholders listed below and the shares that the selling shareholders (and their pledgees, assignees and successors in interest) may offer and sell from time to time under this prospectus, as of the date that each selling shareholder completed a Questionnaire. More specifically, the following table and related footnotes sets forth as to the selling shareholders:

•	the names of the selling shareholders and any material affiliation or relationship we have, if any, with each selling shareholder;

•	The number of shares of our common stock that the selling shareholder beneficially owned prior to offering for resale of any shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the selling shareholder’s accounts under this prospectus; and

•	the number and percent of shares of our common stock to be held by the selling shareholders after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling shareholder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares. The selling shareholders may sell all, some or none of the common stock being offered pursuant to this prospectus.

The table is prepared based on information supplied to us by the selling shareholders. Although we have assumed for purposes of the table below that the selling shareholders will sell all of the shares offered by this prospectus, because the selling shareholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling shareholders or that will be held by the selling shareholders after completion of the resales. In addition, the selling shareholders may have sold, transferred or otherwise disposed of the shares in transactions exempt from the registration requirements of the Securities Act since the date the selling shareholders provided the information regarding their shares. Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described in this section, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus. Beneficial ownership includes shares owned and shares that the shareholder has the right to acquire within 60 days. Except as may be notes in a footnote below, all of the shares listed as underlying warrants are immediately acquirable and thus are beneficially owned by the selling shareholder holding the respective warrants. However, we have no control over when, if ever, a selling shareholder may exercise the option to exercise warrants held by such selling shareholder.

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Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Offered	Shares Owned After Offering	Percentage of Shares Owned After Offering(1)

Charles Githler II	11,790	2,358	9,432	*
Cameron Computers Inc.	2,100	420	1,680	*
Bradley L. Harcourt	3,000	600	2,400	*
David R. Scheftic	3,938	787	3,151	*
James M. Hartman	6,000	1,200	4,800	*
Denise Shaw	3,038	608	2,430	*
Kathryn Poluch	1,147	229	918	*
Richard P. Saur	3,000	600	2,400	*
Ralph T. Tipple	11,280	2,256	9,024	*
Laurel O’Donaghue	3,000	600	2,400	*
Karen M. Grover	1,500	300	1,200	*
Gerald R. Laraby	3,000	600	2,400	*
Charles Githler, III	11,280	2,256	9,024	*
Michael P. McDonough Revocable Trust	4,000	800	3,200	*
Gary R. Maneeley	75	15	60	*
Robert A. Ford	14,250	2,850	11,400	*
Halbert Living Trust, Jerome Halbert/Pauline Halbert Trustees	375	75	300	*
Thomas S. Felker	80,500	16,100	64,400	*
Cord Harms Zum Spreckel	80,500	16,100	64,400	*
Dorothy L. Gans	278	56	222	*
Thomas R. Monks	9,000	1,800	7,200	*
Thomas M. O’Donaghue	30,000	6,000	24,000	*
Mary Kathryn Decker	14,666	2,933	11,733	*
Nancy Dimmick	188	38	150	*
Charles T. Watts	63,333	12,667	50,666	*
Fredric T. Morelle	63,333	12,667	50,666	*
Albert L. Schmeiser	63,334	12,667	50,666	*
Richard Kintz	300	60	240	*
Michael O’Hara	3,000	600	2,400	*
Robert W. Gardner	1,500	300	1,200	*
Judy Solaro	6,375	1,275	5,100	*
Ann Marie Young	5,250	1,050	4,200	*
Jill W. Warren	3,000	600	2,400	*
Neal Eckhardt	17,000	3,400	13,600	*
Raymond McHargue	30	3	27	*

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Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Offered	Shares Owned After Offering	Percentage of Shares Owned After Offering(1)

Alex N. Chiosa, Jr.	9,150	1,830	7,320	*
Alex Picozzi, Trustee or his successors in trust, under the Picozzi Family Trust	6,000	1,200	4,800	*
Loren Edward Osborne Maureen Rose Osborne	1,200	240	960	*
David J. Andolina	375	75	300	*
Electa Daniels	375	75	300	*
				*
TOTALS	541,460	108,290	433,169	*

_____________

(1) Figures include the shares of common stock being registered in the registration statement of which this prospectus forms a part. Percentage is based on 12,154,609 shares of common stock outstanding as of May __, 2005.

(*) Represents less than 1%.

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PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our common stock currently trades on the American Stock Exchange. Any sales by the selling shareholders may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

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In order to comply with the securities laws of some states, the selling shareholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Holders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling shareholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

At the time a selling shareholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

•	the number of shares that the Selling Holder is offering;

•	the terms of the offering, including the name of any underwriter, dealer or agent;

•	the purchase price paid by any underwriter;

•	any discount, commission and other underwriter compensation;

•	any discount, commission or concession allowed or reallowed or paid to any dealer; and

•	the proposed selling price to the public.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from sales of any shares by the selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a Registration Statement on Form S-3 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC’s Web site at http://www.sec.gov.

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DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on May 12, 1986.

2.	Our annual report on Form 10-KSB for the year ended December 31, 2004.

3.	Our form 8-A as filed on April 19, 2004.

4.	Our report on Form 10-QSB for the fiscal quarter ended March 31, 2005.

5.	Our Current Reports on Form 8-K as filed on January 25, 2005 and March 2, 2005.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Document Security Systems, Incorporated, 36 West Main Street, Rochester, New York 14614, attention: Chief Financial Officer and the telephone number is (585) 232-1500.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this prospectus is a part.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

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INDEMNIFICATION OF OFFICERS AND DIRECTORS

The New York Business Corporation Law contains provisions permitting and, in some situations, requiring New York corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The New York Business Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of shares offered hereby will be passed upon by Goldstein & DiGioia LLP located in New York, New York.

EXPERTS

The financial statements of Document Security Systems, Incorporated appearing in Annual Report (Form 10-KSB) for the year ended December 31, 2004, have been audited by Freed Maxick & Battaglia CPA=s P.C., registered independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent is American Stock Transfer located at 6201 15th Avenue Brooklyn, New York 11219. We act as our own warrant agent for our outstanding warrants.

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PART II
Information not required in prospectus

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than agent’s commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Amount

Securities and Exchange Commission Registration Fee	$117.26
Accounting Fees and Expenses	$2,500
Legal Fees and Expenses	$20,000
Printing and Engraving Expenses	$1,000
Miscellaneous Fees and Expenses	$1,000
Total	$24,617.26

*	Indicates estimate for the purpose of this filing.
**	The registrant may be required to make filings pursuant to the laws of the various states in order to allow for the resale by selling shareholders of the shares. Estimate includes filings fees and related expenses for such blue sky filings

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The New York Business Corporation Law permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our articles of incorporation and Bylaws conform to the New York Business Corporation Law. Our articles of incorporation, and their amendments, are incorporated by reference as Exhibit 3.1 to this registration statement.

In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person=s actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel’s determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

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ITEM 16.  EXHIBITS

The Exhibits listed below designated by an (*) have been previously filed and are incorporated by reference to the filings by Document Security Systems, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. Certain portions of exhibits marked with the symbol (§) have been redacted and a request for confidential treatment has been filed with the Securities and Exchange Commission. Such portions were omitted and filed separately with the Securities and Exchange Commission. All other exhibits are filed herewith.

3.1*	Articles of Organization, as amended (incorporated by reference to exhibit 3.1 to the Company’s Registration Statements No. 2-98684-NY on Form S-18).

3.1.1*	Copy of the Amendment dated October 17, 2003 to Registrant’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1(ii) to the Registrant’s Registration Statement on Form 8A filed on April 19, 2004.

3.2*	By-laws, as amended (incorporation by reference to exhibit 3.2 to the Company’s Registration Statement No. 2-98684-NY on Form S-18).

5	Opinion on legality from Goldstein & DiGioia LLP (to be filed on amendment).

10.2*	Agreement dated November 7, 1996 with Charles M. LaLoggia (incorporated by reference from Company’s Form 10Q for March 31, 1997).

10.3*	Agreement dated July 2, 1996 with Frank LaLoggia (incorporated by reference from Company’s Form 10Q for June 30, 1996).

10.4*	Agreement dated May 12, 1997, between New Sky Communications, Inc. and Syracuse Film Productions, LLC (incorporated by reference from the Company’s Form 10-K for December 31, 1997).

10.5*	Promissory Note dated March 24, 1999 from New Sky Communications, Inc. to Carl R. Reynolds (incorporated by reference form Company’s Form 10K for December 31, 1999).

10.6*	Agreement dated March 22, 1999 between New Sky Communications, Inc. and Movieplace.com (incorporated by reference from Company’s Form 10-K for December 31, 1999).

10.7*	Employment Agreement, dated December 5, 2001 between New Sky Communication, Inc. and E. Anthony Wilson. (incorporated by reference from Company’s Form 10-KSB for December 31, 2001).

10.8*	Agreement dated December 12, 2001 between New Sky Communications, Inc. and Michael Cidoni, Stephen Morse, Cedric Herrera, Charles M. LaLoggia, Carl R. Reynolds and Paul Packer (incorporated by reference from Company’s Form 10-KSB for December 31, 2001).

10.9*	Agreement dated December 12, 2001 between New Sky Communications, Inc. and Charles M. LaLoggia, Carl R. Reynolds and Paul Packer (incorporated by reference from Company’s Form 10-KSB for December 31, 2001).

10.10*	Agreement dated July 31, 2002 between New Sky Communications, Inc. and Patrick White (incorporated by reference from Company’s Form 8-K filed on August 8, 2002).

10.11*	Agreement dated July 31, 2002 between New Sky Communications, Inc. and Thomas M. Wicker (incorporated by reference from Company’s Form 8-K filed on August 8, 2002).

10.12*	Agreement dated November 1, 2002 between New Sky Communications, Inc. and David Thomas M. Wicker, Christine Wicker, Kenneth Wicker and Michael Caton (incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002).

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10.13*	Employment Agreement dated November 1, 2002 between New Sky Communications, Inc. and David Wicker (incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002).

10.14*	Form of Warrant Agreement between the Registrant and Fordham Financial Management, Inc.(incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.15*	Form of Warrant Agreement between the Registrant and W.A.B. Capital (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.16*	Form of Warrant Agreement between the Registrant and Howard Safir (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.17*	Form of Series A Warrant Agreement issued by the Registrant to participants in its private placement offering completed on December 29, 2003. (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.18*	Form of Registration Rights Agreement issued by the Registrant to participants in its private placement offering completed on December 29, 2003. (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004)

10.19*	Form of Warrant issued to IDT Venture Capital Corporation dated October 31, 2003.(incorporated by reference on Schedule 13D filed by IDT Venture Capital Corporation dated December 2, 2003)

10.20*	Form of Securities Purchase Agreement between Registrant and IDT Venture Capital Corporation dated as of October 31, 2003. (incorporated by reference on Schedule 13D filed by IDT Venture Capital Corporation dated December 2, 2003).

10.21 *(§)	Form of Licensing and Marketing Agreement between Registrant and Boise White Paper LLC dated January 19, 2005. (filed as Exhibit 10.21 to Form 10-K for the fiscal year ended December 31, 2004)

10.22*	Form of Surrender and Assignment Agreement dated as of February 25, 2005 between Registrant and the Net Interest Holders. (filed as Exhibit 10.1 to form 8-K dated February 25, 2005)

10.23*	Form of Surrender and Assignment Agreement dated as of February 25, 2005 between Registrant and the Gross Interest Holders (filed as Exhibit 10.2 to Form 8-K dated February 25, 2005)

10.24*	Agreement of Sublease dated May 2004 for the Premises Located at 28 E. Main Street, Rochester, New York (filed as Exhibit 10.1 to Form 10-QSB for the Quarter ended June 30, 2004)

10.25*	Form of Employment Agreement dated as of June 10, 2004 between Registrant and Patrick White (filed as Exhibit 10.2 to Form 10-QSB for the Quarter ended June 30, 2004)

10.26*	Form of Employment Agreement dated as of June 11, 2004 between Registrant and Thomas Wicker (filed as Exhibit 10.26 to Form 10-KSB for the year ended December 31, 2004)

10.27*	Form of 2004 Employee Stock Option Plan (filed as Appendix D to Proxy Statement for the Meeting of Shareholders held on December 17, 2004)

10.28*	Form of Non Executive Director Stock Option Plan (filed as Appendix E to Proxy Statement for the Meeting of Shareholders held on December 17, 2004)

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10.30*	Form of Option Award pursuant to Non Executive Director Stock Option Plan (filed as Exhibit 10.1 to Form-QSB for the fiscal quarter ended March 31, 2005).

14*	Code of Ethics (filed as Exhibit 14.1 to Form 10-KSB for the fiscal year ended December 31, 2003)

23.1	Consent of Freed Maxick & Battaglia, CPAs, PC

23.2	Consent of Goldstein & Digioia LLP contained in Exhibit 5 (to be filed on amendment)

24.1	Power of Attorney (contained in signature page)

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)       For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rochester, New York, on May 27, 2005.

DOCUMENT SECURITY SYSTEMS, INCORPORATED

By:	/s/ Patrick White
Patrick White Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Patrick White his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick White	President, Chief Executive Officer,	May 31, 2005
Chief Financial Officer, Principal
Patrick White	Accounting Officer and Chairman

/s/ Thomas Wicker	Vice President and Director	May 31, 2005

Thomas Wicker

/s/ Alan Harrison	Director	May 31, 2005

Alan Harrison

/s/ Timothy Ashman	Director	May 31, 2005

Timothy Ashman

	Director	May __, 2005

Robert B. Fagenson

	Director	May __, 2005

Ira A. Greenstein

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INDEX OF EXHIBITS

The Exhibits listed below designated by an (*) have been previously filed and are incorporated by reference to the filings by Document Security Systems, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. Certain portions of exhibits marked with the symbol (§) have been redacted and a request for confidential treatment has been filed with the Securities and Exchange Commission. Such portions were omitted and filed separately with the Securities and Exchange Commission. All other exhibits are filed herewith.

3.1*	Articles of Organization, as amended (incorporated by reference to exhibit 3.1 to the Company’s Registration Statements No. 2-98684-NY on Form S-18).

3.1.1*	Copy of the Amendment dated October 17, 2003 to Registrant’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1(ii) to the Registrant’s Registration Statement on Form 8A filed on April 19, 2004.

3.2*	By-laws, as amended (incorporation by reference to exhibit 3.2 to the Company’s Registration Statement No. 2-98684-NY on Form S-18).

5	Opinion on legality from Goldstein & DiGioia LLP (to be filed on amendment).

10.2*	Agreement dated November 7, 1996 with Charles M. LaLoggia (incorporated by reference from Company’s Form 10Q for March 31, 1997).

10.3*	Agreement dated July 2, 1996 with Frank LaLoggia (incorporated by reference from Company’s Form 10Q for June 30, 1996).

10.4*	Agreement dated May 12, 1997, between New Sky Communications, Inc. and Syracuse Film Productions, LLC (incorporated by reference from the Company’s Form 10-K for December 31, 1997).

10.5*	Promissory Note dated March 24, 1999 from New Sky Communications, Inc. to Carl R. Reynolds (incorporated by reference form Company’s Form 10K for December 31, 1999).

10.6*	Agreement dated March 22, 1999 between New Sky Communications, Inc. and Movieplace.com (incorporated by reference from Company’s Form 10-K for December 31, 1999).

10.7*	Employment Agreement, dated December 5, 2001 between New Sky Communication, Inc. and E. Anthony Wilson. (incorporated by reference from Company’s Form 10-KSB for December 31, 2001).

10.8*	Agreement dated December 12, 2001 between New Sky Communications, Inc. and Michael Cidoni, Stephen Morse, Cedric Herrera, Charles M. LaLoggia, Carl R. Reynolds and Paul Packer (incorporated by reference from Company’s Form 10-KSB for December 31, 2001).

10.9*	Agreement dated December 12, 2001 between New Sky Communications, Inc. and Charles M. LaLoggia, Carl R. Reynolds and Paul Packer (incorporated by reference from Company’s Form 10-KSB for December 31, 2001).

10.10*	Agreement dated July 31, 2002 between New Sky Communications, Inc. and Patrick White (incorporated by reference from Company’s Form 8-K filed on August 8, 2002).

10.11*	Agreement dated July 31, 2002 between New Sky Communications, Inc. and Thomas M. Wicker (incorporated by reference from Company’s Form 8-K filed on August 8, 2002).

10.12*	Agreement dated November 1, 2002 between New Sky Communications, Inc. and David Thomas M. Wicker, Christine Wicker, Kenneth Wicker and Michael Caton (incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002).

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10.13*	Employment Agreement dated November 1, 2002 between New Sky Communications, Inc. and David Wicker (incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002).

10.14*	Form of Warrant Agreement between the Registrant and Fordham Financial Management, Inc.(incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.15*	Form of Warrant Agreement between the Registrant and W.A.B. Capital (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.16*	Form of Warrant Agreement between the Registrant and Howard Safir (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.17*	Form of Series A Warrant Agreement issued by the Registrant to participants in its private placement offering completed on December 29, 2003. (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004).

10.18*	Form of Registration Rights Agreement issued by the Registrant to participants in its private placement offering completed on December 29, 2003. (incorporated by reference on Company’s registration statement on Form S-3 filed on January 20, 2004)

10.19*	Form of Warrant issued to IDT Venture Capital Corporation dated October 31, 2003.(incorporated by reference on Schedule 13D filed by IDT Venture Capital Corporation dated December 2, 2003)

10.20*	Form of Securities Purchase Agreement between Registrant and IDT Venture Capital Corporation dated as of October 31, 2003. (incorporated by reference on Schedule 13D filed by IDT Venture Capital Corporation dated December 2, 2003).

10.21 *(§)	Form of Licensing and Marketing Agreement between Registrant and Boise White Paper LLC dated January 19, 2005. (filed as Exhibit 10.21 to Form 10-K for the fiscal year ended December 31, 2004)

10.22*	Form of Surrender and Assignment Agreement dated as of February 25, 2005 between Registrant and the Net Interest Holders. (filed as Exhibit 10.1 to form 8-K dated February 25, 2005)

10.23*	Form of Surrender and Assignment Agreement dated as of February 25, 2005 between Registrant and the Gross Interest Holders (filed as Exhibit 10.2 to Form 8-K dated February 25, 2005)

10.24*	Agreement of Sublease dated May 2004 for the Premises Located at 28 E. Main Street, Rochester, New York (filed as Exhibit 10.1 to Form 10-QSB for the Quarter ended June 30, 2004)

10.25*	Form of Employment Agreement dated as of June 10, 2004 between Registrant and Patrick White (filed as Exhibit 10.2 to Form 10-QSB for the Quarter ended June 30, 2004)

10.26*	Form of Employment Agreement dated as of June 11, 2004 between Registrant and Thomas Wicker (filed as Exhibit 10.26 to Form 10-KSB for the year ended December 31, 2004)

10.27*	Form of 2004 Employee Stock Option Plan (filed as Appendix D to Proxy Statement for the Meeting of Shareholders held on December 17, 2004)

10.28*	Form of Non Executive Director Stock Option Plan (filed as Appendix E to Proxy Statement for the Meeting of Shareholders held on December 17, 2004)

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10.29	Form of Option Award pursuant to 2004 Employee Stock Option Plan

10.30*	Form of Option Award pursuant to Non Executive Director Stock Option Plan (filed as Exhibit 10.1 to Form-QSB for the fiscal quarter ended March 31, 2005).

14*	Code of Ethics (filed as Exhibit 14.1 to Form 10-KSB for the fiscal year ended December 31, 2003)

23.1	Consent of Freed Maxick & Battaglia, CPAs, PC

23.2	Consent of Goldstein & Digioia LLP contained in Exhibit 5 (to be filed on amendment)

24.1	Power of Attorney (contained in signature page)